Exhibit 99.1

Aquaron Acquisition Corp. Announces Additional Contribution to Trust Account to Extend Period to Consummate Business Combination

NEW YORK, April 8, 2024 /PRNewswire/ -- Aquaron Acquisition Corp. (NASDAQ: AQU, the “Company”), a special purpose acquisition company, announced today that Bestpath IoT Technology Ltd. (“Bestpath”) has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $70,000, in order to extend the period of time the Company has to complete a business combination for one additional month, from April 6, 2024 to May 6, 2024. The Company issued a promissory note to Bestpath with a principal amount equal to the amount deposited. The promissory note bears no interest and is convertible into the Company’s shares of common stock at a price of $10.00 per unit (each unit is consisted of one share of common stock and one right to receive one-fifth (1/5) of a share of common stock) at the closing of a business combination by the Company. The purpose of the extension is to provide more time for the Company to complete a business combination.

About Aquaron Acquisition Corp.

Aquaron Acquisition Corp. is a Delaware corporation incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on operating businesses in the new energy sector. The Company affirmatively excludes as an initial business combination target any company of which financial statements are audited by an accounting firm that the United States Public Company Accounting Oversight Board is unable to inspect for two consecutive years beginning in 2021 and any target company with China operations consolidated through a VIE structure.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Yi Zhou

Aquaron Acquisition Corp.